Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

COMCAST CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, $0.01 par value per share (“Common Stock”), reserved for issuance pursuant to the Comcast Corporation 2023 Omnibus Equity Incentive Plan (the “Plan”)	457(h)	275,000,000	$40.48(2)	$11,130,625,000.00	$110.20 per $1,000,000	$1,226,594.88

Total Offering Amounts					$11,130,625,000.00		$1,226,594.88

Total Fee Offsets							—

Net Fee Due							$1,226,594.88

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split or similar transactions.

(2)

Estimated in accordance with Rule 457(h) under the Securities Act solely for purposes of calculating the registration fee, based on the average of the high and low sales prices per share of Common Stock, as reported on The Nasdaq Stock Market LLC on June 26, 2023.